Filed Pursuant to Rule 433

Registration Statement Nos. 333-162217

333-162217-01

FINAL TERM SHEET

AMÉRICA MÓVIL, S.A.B. de C.V.

2.375% Senior Notes due 2016 (“2016 Notes”)

6.125% Senior Notes due 2040 (“2040 Notes”)

Unconditionally Guaranteed by

RADIOMÓVIL DIPSA, S.A. de C.V.

August 31, 2011

Issuer:	América Móvil, S.A.B. de C.V. (the “Company”)

Guarantor:	Radiomóvil Dipsa, S.A. de C.V. (“Telcel”)

2016 Notes

Title of Securities:	2.375% Senior Notes due 2016

Aggregate Principal Amount:	US$2,000,000,000

Issue Price:	99.188% of principal amount, plus accrued interest, if any, from September 8, 2011

Maturity:	September 8, 2016

Coupon:	2.375% per year

Interest Payment Dates:	March 8 and September 8 of each year, commencing on March 8, 2012

Interest Payment Record Dates:	March 1 and September 1 of each year

Optional Redemption:	Make-whole call at Treasury Rate plus 25 basis points

Optional Tax Redemption:	In whole, but not in part, at 100% of principal amount upon certain changes in Mexican withholding taxes

Yield to Maturity:	2.549%

Benchmark Treasury:	UST 1.000% due August 31, 2016

Benchmark Treasury Price and Yield:	100-4¾; 0.969%

Spread to Benchmark Treasury:	+158 basis points

Listing:	The Company will apply to list the 2016 Notes on the New York Stock Exchange

Minimum Denomination:	US$200,000 and multiples of $1,000 in excess thereof

CUSIP:	02364WBC8

ISIN:	US02364WBC82

2040 Notes

Title of Securities:	6.125% Senior Notes due 2040

Aggregate Principal Amount:	US$750,000,000

The 2040 Notes will be part of the same series of notes and will be fungible with the US$1,250,000,000 aggregate principal amount of 6.125% Senior Notes due 2040 issued by the Company on March 30, 2010.

Issue Price:	108.916% of principal amount, plus accrued interest from March 30, 2011 to the Settlement Date totaling US$20,161,458 for the 2040 Notes, which is payable by purchasers

Maturity:	March 30, 2040

Coupon:	6.125% per year

Interest Payment Dates:	March 30 and September 30 of each year, commencing on September 30, 2011

Interest Payment Record Dates:	March 15 and September 15 of each year

Optional Redemption:	Make-whole call at Treasury Rate plus 25 basis points

Optional Tax Redemption:	In whole, but not in part, at 100% of principal amount upon certain changes in Mexican withholding taxes

Yield to Maturity:	5.502%

Benchmark Treasury:	UST 4.375% due May 15, 2041

Benchmark Treasury Price and Yield:	114 - 01; 3.602%

Spread to Benchmark Treasury:	+190 basis points

Listing:	Application will be made to list the 2040 Notes on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF Market

Minimum Denomination:	US$100,000 and multiples of $1,000 in excess thereof

CUSIP:	02364WAW5

ISIN:	US02364WAW55

Other Information

Trade Date:	August 31, 2011

Settlement Date:	September 8, 2011 (T + 5)

Ratings:	A2 (Moody’s) / A- (S&P) / A (Fitch)

Booking-Running Managers:	BofA Merrill Lynch
J.P. Morgan

Co-Managers (for the 2016 Notes only):	Banca IMI
BBVA Securities

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Securities to which this final term sheet relates have been registered by América Móvil, S.A.B. de C.V. by means of a registration statement on Form F-3 (Registration No. 333-162217).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling BofA Merrill Lynch toll-free at (800) 294-1322 or J.P. Morgan toll-free at (866) 846-2874.